For Immediate Release

Corel Welcomes New Members to its Board of Directors

Company Announces Official Close of Micrografx Acquisition

Ottawa, Canada - October 30, 2001 - Corel Corporation (NASDAQ: CORL, TSE: COR) and Micrografx, Inc. (OTC-BB: MGXI) are pleased to announce that they have today completed the acquisition of Micrografx, Inc. by Corel. In addition, Corel welcomes James L. Hopkins, former chairman, president, and CEO of Micrografx, to its board of directors.

David A. Galloway, president and CEO of Torstar, has also been appointed as a director on Corel's board of directors. Germaine Gibara joins the board as a consultant to participate fully in all board deliberations pending her nomination for board membership. Ms. Gibara is scheduled to be nominated for board membership at Corel's next meeting of shareholders, scheduled for the Spring of 2002.

"We are delighted that Jim, David, and Germaine are joining Corel's board," said James Baillie, chairman of Corel's board of directors. "It's a testament to the company's success in rebuilding and positioning itself for growth that we have attracted such experienced and talented individuals, each considered leaders in their field. By welcoming these individuals, the expanded board of directors has a broader range of skills and experience to forcefully and effectively represent the interests of Corel's shareholders."

Mr. Galloway joined Torstar Corporation in 1981. He became CEO of Harlequin, a division of Torstar, in 1982, and was appointed president and CEO of Torstar in 1988.

Ms. Gibara is president of Avvio Management Inc., a management consulting firm, and has served on the board of directors of a number of public companies. She was previously vice-president of private investments, technology companies, at the Caisse De Dépot et Placement du Québec. In addition, she held several senior management positions at Alcan Aluminum Ltd., including president of Alcan Automotive Structures, and director of investor relations.

Mr. Hopkins brings close to 25 years of financial experience to Corel's board and has been actively involved in the integration planning for the acquisition. He currently also sits on the board of directors of two other public and two private technology companies.

As well, following the approval of the acquisition by Micrografx shareholders on October 29, 2001, the exchange terms have been finalized. The deal value is approximately US $32.676 million. Corel will issue .4299 of a Corel share and one participation right for each of the 16,037,875 Micrografx shares outstanding. The participation rights will be exchanged in one year's time for a total of US $16.338 million if Corel's stock price at that time is at or below US $2.37. If the stock price is above US$2.37, Corel will issue additional common shares, not to exceed 6,894,250 shares. Micrografx common stock will cease trading on, and be delisted from, the over-the-counter bulletin board system effective at 5:00 p.m. EST today.

Corel Corporation

Corel Corporation provides its customers with the creative tools they need to unleash their imaginations. With its heritage of software innovation and a solid franchise of loyal customers worldwide, Corel has earned its reputation as an internationally recognized developer of award-winning graphics and business productivity applications on the Windows®, Macintosh®, Linux® and UNIX® platforms. Corel will continue to expand its support of the Web, delivering the Internet's versatility to customers through exciting Web-based applications, content and services. Corel will also be developing applications for Microsoft's .NET platform as part of its commitment to provide customers with a full range of applications and services over the Internet. With its headquarters in Ottawa, Canada, Corel continues to be one of Silicon Valley North's most exciting and influential software companies. Corel's common stock trades on the NASDAQ Stock Market under the symbol CORL and on the Toronto Stock Exchange under the symbol COR. For more information on Corel Corporation, please visit www.corel.com

Micrografx, Inc.

Micrografx is a recognized global leader in providing enterprise process and graphics software, solutions and services. Micrografx Enterprise Process Management (EPM) solutions allow senior and mid-level executives to identify and value key performance improvement initiatives. These initiatives range from improving eBusiness processes, to quality initiatives like ISO 9000 and Six Sigma, and key line-of-business application initiatives such as supply chain management. Micrografx Graphics Software Division supplies companies and individuals with graphic solutions for technical illustration, business diagramming, and digital image processing. Visit www.micrografx.com for more information or contact 1-888-744-1210.

This press release contains forward-looking statements as defined by the United States Private Securities Litigation Reform Act of 1995, involving the company's expectations about future financial results and other matters. These statements reflect management's current forecast of certain aspects of the company's future business. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results of operations to differ materially from historical results or current expectations. The words "plan", "expect", "believe", "intend", "anticipate", "forecast", "target", "estimate" and similar expressions identify forward-looking statements. Risk factors include shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to Corel's most recent reports filed with the Securities and Exchange Commission for a more complete discussion of the other risks and uncertainties. The factors underlying forecasts are dynamic and subject to change. As a result, forecasts speak only as of the date they are given and do not necessarily reflect the company's outlook at any other point in time. The company does not undertake to update or review these forward-looking statements.

Corel and its logo are trademarks or registered trademarks of Corel Corporation or Corel Corporation Limited. All other product, font, company names and logos are trademarks or registered trademarks of their respective owners.

Corel Press Contact:

Catherine Hughes

Director, Corporate Communications

(613) 728-0826 ext. 1659

catherine.hughes@corel.com

Corel Investor Relations Contact:

John Hladkowicz

Director, Investor Relations

(613) 728-0826 ext. 1194

john.hladkowicz@corel.com